Exhibit 99.1

For further information contact:

Alan L. Rubino, CEO

973.532.8000 or arubino@emisphere.com

Michael R. Garone, CFO

973.532.8005 or mgarone@emisphere.com

EMISPHERE TECHNOLOGIES, INC. ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2012

ROSELAND, NJ, March 28, 2013 — Emisphere Technologies, Inc. (OTCBB: EMIS) (“Emisphere” or the “Company”) today announced its financial results for the fourth quarter and year ended December 31, 2012. The Company plans to host a conference call in the future to provide a Company-wide update on the status of the business.

FOURTH QUARTER 2012 FINANCIAL RESULTS

Emisphere reported net income of $0.6 million, or $0.01 per basic and diluted share for the quarter ended December 31, 2012, compared to a net income of $19.8 million, or $0.33 per basic and $0.30 diluted share for the quarter ended December 31, 2011.

The Company reported a fourth quarter 2012 operating loss of $2.2 million, compared to an operating loss of $2.3 million for the same period in 2011.

Total operating expenses were $2.2 million for the fourth quarter 2012, a decrease of $0.1 million or 7% when compared to the same period in 2011. Total operating expenses include research and development costs of $0.8 million (an increase of $0.3 million or 77% compared to the same period in 2011), general and administrative expenses of $1.4 million (an increase of $0.2 million or 13% compared to the same period in 2011), depreciation and amortization expense of $0.0 million (a decrease of $0.06 million or 90% compared to the same period in 2011), and a one-time charge for the impairment of intangible assets of $0.6 million recorded in 2011. Other income for the fourth quarter of 2012 was $2.8 million compared to $22.1 million for the fourth quarter of 2011, an decrease of $19.4 million, due primarily to a decrease in fair value of derivative instruments of $21.2 million, a $1.4 million increase in other income due to the proceeds from the 2012 Technology Business Tax Certificate Transfer Program sponsored by the New Jersey Economic Development Authority, and a $0.5 million decrease in interest expense.

YEAR ENDING DECEMBER 31, 2012 FINANCIAL RESULTS

Emisphere reported a net loss of $1.9 million or $0.03 per basic and diluted share, for the year ended December 31, 2012, compared to a net income of $15.1 million, or $0.27 per basic and $0.25 per diluted share for the year ended December 31, 2011.

Total operating expenses were $6.8 million for the year ended December 31, 2012 compared to $8.1 million for the year ended December 31, 2011, a decrease of $1.3 million or 16%.

Total operating expenses include research and development costs of $1.9 million (a decrease of $0.1 million or 4% compared to 2011), general and administrative expenses of $4.9 million (a decrease of $0.4 million or 7% compared to 2011), depreciation and amortization expense of $0.03 million (a decrease of $0.2 million or 90% compared to 2011), and a one-time charge for the impairment of intangible assets of $0.6 million in 2011.

Other income for the year ended December 31, 2012 was $1.9 million, compared to other income of $23.2 million for the year ended December 31, 2011. The $21.3 million decrease was due primarily to a $20.6 million decrease in the fair value of derivative instruments, a $0.1 million decrease in investment and other income, and a $0.6 million increase in interest expense.

We recognized an approximate $3.0 million state income tax benefit as a result of proceeds from the sale of $36 million of New Jersey net operating losses through the Technology Business Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority.

Weighted average basic and diluted shares outstanding for the year ended December 31, 2012 were 60,687,478 for the year ended December 31, 2012 versus 56,292,511 basic shares outstanding and 59,281,325 diluted shares outstanding for the year ended December 31, 2011.

LIQUIDITY

As of December 31, 2012, we had approximately $1.5 million in cash, a net decrease of $1.6 million from December 31, 2011, approximately $34.7 million in working capital deficiency, a stockholders’ deficit of approximately $66.1 million and an accumulated deficit of approximately $467.8 million.

As of September 27, 2012, the Company is in default under the terms of the 11% senior secured convertible notes (collectively, the “MHR Convertible Notes”) issued to MHR Fund Management LLC and certain of its affiliates (collectively, “MHR”). The default is the result of the Company’s failure to pay MHR approximately $30.5 million in principal and interest due and payable on September 26, 2012 under the terms of the MHR Convertible Notes. The MHR Convertible Notes are secured by a first priority lien in favor of MHR on substantially all of our assets. The Company continues to be in default under the terms of the MHR Convertible Notes and, as a result of such default, MHR has the ability at any time to foreclose on substantially all of the Company’s assets. On October 4, 2012, the Company received notice from MHR that, as a result of the payment default described above, the default interest rate of 13% per annum will apply with respect to the MHR Convertible Notes, effective as of September 27, 2012. To date, MHR has not demanded payment under the MHR Convertible Notes or exercised its rights to foreclose on the Company’s assets as a result of the default, and has continued discussions with the Company regarding proposals relating to the default while reserving all of its rights under the terms of the MHR Convertible Notes and related documents securing the Company’s obligations under the MHR Convertible Notes. No assurances can be given as to the outcome of such discussions.

As of September 27, 2012, the Company is also in default under the terms of certain non-interest bearing promissory notes in the aggregate principal amount of $600,000 issued to MHR on June 8, 2010 (the “2010 MHR Notes”). The default is the result of the Company’s failure to pay to MHR $600,000 in principal due and payable on September 26, 2012 under the terms of the 2010 MHR Notes. As with the MHR Convertible Notes discussed above, MHR has not demanded payment under the 2010 MHR Notes, and has continued discussions with the Company regarding proposals relating to the 2010 MHR Notes and the Company’s default thereunder while reserving all of its rights under the 2010 MHR Notes. There can be no assurances as to the outcome of such discussions.

On October 17, 2012, the Company issued promissory notes (the “Bridge Notes”) to MHR Institutional Partners IIA LP, MHR Institutional Partners II LP, MHR Capital Partners Master Account LP, and MHR Capital Partners (100) LP in the principal amount of $1,400,000. The Bridge Notes are secured by a first priority lien on substantially all of our assets, and are payable on demand. As of the date hereof, MHR has not demanded payment under the Bridge Notes.

As of December 31, 2012, the aggregate book value of MHR Convertible Notes, the 2010 MHR Notes, and the Bridge Notes, including outstanding principal and interest, was $33.6 million.

In December 2012, the Company received $1.5 million by participating in the Technology Business Tax Certificate Transfer Program, sponsored by the New Jersey Economic Development Authority. We anticipate that we will continue to generate significant losses from operations for the foreseeable future, and that our business will require substantial additional investment that we have not yet secured. As such, we anticipate that our existing capital resources will enable us to continue operations through approximately April 15, 2013, or earlier if unforeseen events or circumstances arise that negatively affect our liquidity.

Further, we do not have sufficient resources to develop fully any new products or technologies unless we are able to raise substantial additional financing on acceptable terms or secure funds from new or existing partners. We cannot assure that financing will be available on favorable terms or at all. Additionally, these conditions may increase the cost to raise capital. If additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution to our existing stockholders.

While our plan is to raise capital and/or to pursue partnering opportunities, we cannot be sure that our plans will be successful. If the Company fails to raise additional capital or obtain substantial cash inflows from existing or new partners prior to April 15, 2013, or if MHR demands payment under the terms of the MHR Convertible Notes, the 2010 MHR Notes or the Bridge Notes or exercises its rights to foreclose on the Company’s assets as a result of the defaults described above, the Company could be forced to cease operations. These conditions raise substantial doubt about our ability to continue as a going concern. Consequently, the audit reports prepared by our independent registered public accounting firm relating to our financial statements for the years ended December 31, 2012, 2011 and 2010 include an explanatory paragraph expressing the substantial doubt about our ability to continue as a going concern. The Company is pursuing several courses of action to address its deficiency in capital resources including discussions with MHR, commercialization of its Eligen® Oral B12 product, leveraging existing partnerships, and capital markets financings.

PRODUCT DEVELOPMENTS

During 2012, the Company continued to face formidable challenges but has maintained its focus on efforts to apply the Eligen® Technology and realize its value by developing profitable commercial applications. In September 2012, the Company took several important steps to improve its strategic position: it hired Mr. Alan L. Rubino as President and Chief Executive Officer and appointed Mr. Timothy G. Rothwell as Chairman of the Board of Directors. Mr. Rubino and Mr. Rothwell are seasoned industry executives with major and emerging pharmaceutical company experiences who form the core of a new leadership team that will implement the Company’s strategic goals. After evaluating the Company’s operations and strategy, the leadership team determined the Company should refocus its corporate strategy to reemphasize the commercialization of Oral Eligen® B12, build new high-value partnerships, evaluate new prescription medical foods commercial opportunities, reprioritize the product pipeline, and promote new uses for the Eligen® Technology. Spending was redirected and aggressive cost control initiatives were implemented.

As a result of our recent steps to refocus and prioritize our commercial opportunities, and promising trends in the industry that should provide new growth opportunities, we believe that Emisphere’s new business strategy will present opportunities for growth and value creation for the Company and its shareholders. We recognize, however, that further development, exploration and commercialization of our technology entails substantial risk and requires significant operational expenses. We continue to refocus our efforts on strategic development initiatives to reduce non-strategic spending aggressively, and seek to obtain the funding necessary to implement our new corporate strategy. There can be no assurances, however, that the Company will be able to secure adequate funding to meet its current obligations and successfully pursue its strategic direction. Furthermore, despite our optimism regarding the Eligen® Technology, even in the event that the Company is adequately funded, there is no guarantee that any of our products or product candidates will perform as hoped or that such products can be successfully commercialized.

Emisphere’s product pipeline includes the following:

•

Novo Nordisk A/S (“Novo Nordisk”) is using Emisphere’s Eligen® Technology to develop and commercialize oral formulations of Novo Nordisk’s insulins and GLP-1 receptor agonists, with a potential GLP-1 drug currently undergoing Phase I clinical trials. The first Phase I trial investigated the safety, tolerability and bioavailability in healthy volunteers and was completed in May 2010. Novo Nordisk also conducted a multiple-dose Phase I trial to investigate the safety, tolerability, pharmacokinetics and pharmacodynamics in healthy male subjects which was completed in July 2011.

•

The Company has developed an oral formulation of Eligen® B12 (1000 mcg) for use by B12 deficient individuals. On August 5, 2011 we received notice from the U. S. Patent Office that the U.S. patent application directed to the oral Eligen® B12 formulation was allowed. This new patent provides intellectual property protection for Eligen® B12 in the U.S. through approximately 2029. Currently, we are evaluating the results of our clinical trials and market research and exploring alternative development and commercialization options with the purpose of maximizing the commercial and health benefits potential of our Eligen® B12 asset.

The Company is continuing with a number of pre-clinical programs using the Eligen® Technology in collaboration with other companies, as well as projects on its own, to improve the oral absorption of selected molecules.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on developing and commercializing a unique and improved delivery of pharmaceutical compounds, prescription medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s strategy is to reemphasize the commercialization of Oral Eligen® B12, build new high-value partnerships, evaluate new prescription medical foods commercial opportunities, and promote new uses for the Eligen® Technology. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (file no. 000-17758) filed on March 21, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 7, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 13, 2012, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, to be filed on or about the date hereof.

# # #

EMISPHERE TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the three months and twelve months ended December 31, 2012 and 2011

(in thousands, except share and per share data)

	For the three months ended December 31		For the twelve months ended December 31,
	2012	2011	2012	2011
Revenue	$—	$—	$—	$—

Costs and expenses:
Research and development	771	435	1,867	1,951
General and administrative expenses	1,393	1,229	4,935	5,310
Gain/loss on sale of fixed assets	(10)	—	(10)	—
Depreciation and amortization	7	67	29	277
Impairment of intangible assets	—	598	—	598

Total costs and expenses	2,161	2,329	6,821	8,136

Operating loss	(2,161)	(2,329)	(6,821)	(8,136)

Other non-operating income (expense):
Other income (expense):	—	64	45	137
Change in fair value of derivative instruments
Related party	2,416	15,611	7,880	21,957
Other	—	8,011	230	6,739
Interest expense, net
Related party	(1,080)	(1,540)	(6,236)	(5,631)
Other	—	—	—	(15)

Total other non-operating income (expense)	1,336	22,146	1,919	23,187

Income (loss) before income tax benefit	(825)	19,817	(4,902)	15,051
Income tax benefit	1,452	—	2,974	—

Net income (loss)	$627	$19,817	$(1,928)	$15,051

Net income (loss) per share, basic	$0.01	$0.33	$(0.03)	$0.27
Net income (loss) per share, fully diluted	$0.01	$0.30	$(0.03)	$0.25
Weighted average shares outstanding, basic	60,687,478	60,687,478	60,687,478	56,292,511
Weighted average shares outstanding, fully diluted	60,765,805	69,057,776	60,687,478	59,281,325

EMISPHERE TECHNOLOGIES, INC.

BALANCE SHEETS

	December 31,
	2012	2011
	(in thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,484	$3,069
Accounts receivable	1	22
Inventory	249	258
Prepaid expenses and other current assets	49	581

Total Current Assets	1,883	3,930
Equipment and leasehold improvements, net	12	44
Restricted cash	247	247
Security deposits	34	0

Total assets	$2,176	$4,221

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Notes payable, including accrued interest and net of related discount	$33,607	$26,016
Accounts payable and accrued expenses	923	894
Derivative instruments
Related party	1,491	9,371
Others	598	828
Other current liabilities	9	42

Total current liabilities	36,628	37,151
Deferred revenue, non-current	31,614	31,593
Deferred lease liability, non-current and other liabilities	0	4

Total liabilities	68,242	68,748

Stockholders’ deficit:
Preferred stock, $.01 par value; authorized 2,000,000 shares; none issued and outstanding
Common stock, $.01 par value; authorized 2,000,000 shares; issued 60,977,210 shares (60,687,478 outstanding) as of December 31, 2012 and December 31, 2010	610	610
Additional paid-in-capital	405,096	404,707
Accumulated deficit	(467,820)	(465,892)
Common stock held in treasury, at cost; 289,732 shares	(3,952)	(3,952)

Total stockholders’ deficit	(66,066)	(64,527)

Total liabilities and stockholders’ deficit	$2,176	$4,221